UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2011

RAYSTREAM INC.

(Exact name of registrant as specified in charter)

Nevada	333-167084	27-2310076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

219 Redfield Parkway #204, Reno, Nevada	89509
(Address of principal executive offices)	(Zip Code)

775-345-3521

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 3.02

Unregistered Sales of Equity Securities.

On September 19, 2011, Raystream Inc. (the “Company”) entered into an agreement whereby it acquired 100% of the issued and outstanding shares of Raystream GmbH in exchange for the issuance of 20,000,000 shares of common stock of the Company.  The acquisition of Raystream GmbH makes it a wholly-owned subsidiary of the Company.

Also on September 19, 2011, the Company received notice from Unlimited Trade Inc. (“Unlimited Trade”) that it wishes to convert the entire outstanding balance of the convertible debenture (the “Debenture”) that it holds (previously disclosed on a Form 8-K filed by the Company on July 21, 2011) .  The parties agreed to convert the Debenture at a price of $0.40 per share so the Debenture was paid in full by the issuance of 5,000,000 shares of common stock of the Company.

All of the above shares were issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S as the securities were issued in an "offshore transaction", as defined in Rule 902(h) of Regulation and the Company did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.  Each stockholder was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 8.01.

Other Events.

On September 19, 2011, the Company received a request from Unlimited Trade that it cancel 129,500,000 shares of common stock that it holds.  As a result, after the cancellation and the issuance disclosed above, Unlimited now owns 5,000,000 shares of common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYSTREAM INC.

Date: September 23, 2011	By:	/s/ Brian Petersen
Brian Petersen, Director